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                                                                Revised 09/27/99
                            LAZARD ASSET MANAGEMENT
                                 A Division of
                      Lazard Freres & Co. LLC. ("Lazard")
                                Code of Ethics

Set forth below is Lazard's policy on personal securities transactions. As a general rule, Lazard personnel are reminded that the interests of Lazard clients take priority over the investment desires of Lazard personnel. All Lazard personnel must conduct themselves in a manner consistent with Lazard's requirements as set forth in this Code of Ethics and the respective Codes of Ethics of The Lazard Funds, Inc. and Lazard Retirement Series, Inc. as well as the Compliance Manual of Lazard Freres & Co. LLC ("LF&Co" or the "Firm") then in effect. Please review this Code of Ethics carefully and contact the Compliance Department if there are any questions.


Personal Securities Accounts Covered
------------------------------------
The restrictions set forth below apply to trading for all "Personal Securities Accounts." These include:

- Accounts in the Managing Director's or employee's name or accounts in which the Managing Director or employee or any Related Person has a direct or indirect beneficial interest other than an account which is managed by another manager, or by other Lazard portfolio managers, for a fee;

-  Accounts in the name of the Managing Director's or employee's spouse;

- Accounts in the name of children under the age of 21, whether or not living with the Managing Director or employee, and relatives or other individuals living with the Managing Director or employee or for whose support the Managing Director or employee is wholly or partially responsible (together with the Managing Director's or employee's spouse, "Related Persons");

- Accounts in which the Managing Director or employee or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions, except for trades where the Managing Director or employee or Related Person does not provide input.

Restrictions
------------
The following restrictions apply to trading for Personal Securities Accounts of Lazard personnel, all of which are subject to certain de minimus provisions and may be waived upon consent of Lazard's or; to the extent applicable, LF&Co's, compliance personnel:

1. No transactions for a Personal Securities Account may be made in a security that is on the Restricted List;

2.  No security may be purchased or sold for a Personal Securities Account:
    (a) if the security is currently being considered for purchase or sale for an Lazard client; or

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    (b) if the security is being purchased or sold for an Lazard client on that day or has been purchased or sold for an Lazard client within the immediately preceding 7 calendar day period;

3. No purchase and sale, or sale and purchase, of a security for a Personal Securities Account may occur within any 60-day period without prior approval of Norman Eig, Herb Gullquist or Bill Butterly;

4. No transaction for a Personal Securities Account may be made in securities offered pursuant to a public offering. Securities offered pursuant to a private placement may not be purchased for Personal Securities Accounts without the approval of Norman Eig, Herb Gullquist or Bill Butterly;

5 No transaction for a Personal Securities Account may be made in "deal" or "rumor" securities, which are defined as securities of companies that are the subject of reports or rumors of actual or anticipated extraordinary corporate transactions or other corporate events;

6. Absent approval from the appropriate compliance personnel, Managing Directors and employees are prohibited from engaging in the trading of options or futures and from engaging in speculative trading as opposed to investment activity. When such approval is given and Managing Directors and employees effect opening transactions in options, the resulting closing transaction will be considered effected on the day that the opening transaction was effected for compliance purposes. The Managing Director or employee must wait 60 days from the date of the opening transaction before effecting the closing transaction. Managing Directors and employees are prohibited from engaging in short sales of any security.

7. No transaction may be made in violation of the Material Non-Public Information Policies and Procedures as outlined in Chapter X of LF&Co's Compliance Manual; and

8. All transactions for Personal Securities Accounts must be approved by a Managing Director of Lazard, preferably the Managing Director to whom the employee reports, and pre-cleared by Don Klein and Bill Butterly, or their respective representatives. These approvals should be written on the trade ticket. In addition, each Managing Director or employee should complete and deliver to Bill Butterly, prior to the transaction, the attached personal securities transaction form. The procedure for pre-clearing a personnel trade is explained in greater detail below.

Exemptions
----------
     The restrictions and prohibitions contained in this Code shall not apply to:

     (a) Purchases or sales of securities which receive the prior approval of either Norman Eig or Herbert W. Gullquist and Bill Butterly (the approving officer having no personal interest in such purchases or sales) because

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          such purchases or sales are not likely to have any economic impact on any client account managed or advised by Lazard

     (b) Any securities transaction, or series of related transactions during any 30-day period, involving 500 shares or less in the aggregate of any security, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than US $1 billion ("de minimus exemption"). This provision does not provide an exemption from the 60-day holding period.

Other Items
-----------
1. Lazard personnel may not serve on the board of directors of any corporation (other than a not-for-profit corporation or a related Lazard entity) without the prior approval of Norman Eig or Herb Gullquist;

2. All Lazard personnel must complete quarterly Personal Security Account transaction reports. By law, these reports must be returned to Compliance
                         -----------------------------------------------------
    by the tenth day following the end of the quarter.  To ensure strict
    -------------------------------------------------
    compliance with these requirements, the forms should be returned by the seventh day following the end of the quarter; and

3. Each Lazard Managing Director and employee must annually certify compliance with the Lazard Code of Ethics with respect to all Personal Securities Accounts.


Securities Covered
------------------

Lazard's policies and procedures regarding personal securities trading set forth herein apply to transactions involving all equity and debt securities, including common and preferred stock, investment and non-investment grade debt securities, investments convertible into or exchangeable for stock or debt securities, or any derivative instrument relating to any such security or securities index, including options, warrants and futures, or any interest in a partnership or other entity that invests in any of the foregoing. Investments in mutual funds,
                                                   ----------------------------
certificates of deposit and federal government obligations are not covered by
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these policies and procedures.  Any other exception to personal securities
------------------------------
trading policies and procedures must be approved.


Transaction Approval Procedures
-------------------------------

Internal Accounts
-----------------
To pre-clear a transaction being made in a Personal Securities Account held at the Firm (an "Internal Account"), Lazard personnel must:
1. Electronically complete and "sign" a "New Equity Order" or "New Bond Order" trade ticket located in the Firm's Lotus-Notes e-mail application under the heading "Employee Trades." The ticket should be directed to the employee's

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     supervising Managing Director, or, in the absence of the supervising
     Managing Director, to another Lazard Managing Director or one of the Lazard Directors designated in the database.
2. Upon review of the ticket by the designated supervisor, the employee should receive an automatic e-mail notification informing her/him that the trade has been approved or rejected.
3. Following the supervisor's approval, the ticket is transmitted to the Compliance Department where it is processed and, if approved, is routed to the trading desk for execution, provided the employee had selected the "Direct Execution" button when completing the ticket.

The cut-off time for receipt of supervisor-approved tickets in the Compliance Department is 9.30 a.m. each trading day. Any ticket received after this time will be processed for execution the next trading day. It is the responsibility of each employee to ensure that tickets sent to a supervisor for approval receive the supervisor's timely attention.


NOTE
----
In completing a new ticket, if the employee de-selects the "Direct Execution" button, the ticket will be returned to her/him after Compliance approval for submission to the trading desk. In such case, the trade must be submitted within 2 days or it will expire and be null and void.

To assist each employee with monitoring the status of a trade ticket submitted for approval, the system is designed to generate an e-mail notification to the employee every time the ticket is reviewed or acted upon by the supervisor, compliance department or the trading desk. Additionally, every supervisor's assistant is set up to receive a summary of the each approval request sent to the supervisor so that in the absence of the supervisor, the assistant would advise the employee to re-rout the trade to another supervisor. For more details on the set-up and use of the Employee Trades database, please contact David Osunkwo at ext. 6065.


Outside Accounts
----------------

Lazard personnel may not maintain a securities or commodities account (including a foreign securities account) at any other broker or dealer or bank (an "Outside Account") without the prior written consent of the Firm. Where such consent is given, employees must provide the Firm with the name of the broker-dealer firm with whom they carry their personal accounts and must request that the broker-dealer send to Lazard, to the attention of both Donald Klein and Bill Butterly,
                                           ----              ---
copies of monthly account statements and all trade confirmations. These same principles apply to establishing an account at another brokerage house where the employee has control over the trading in that account (such as a discretionary account, a nominee account, an account for a general or limited partnership, a trust account), or an account of a corporation where trading is controlled or influenced by the Lazard employee. If you already have an Outside Account, please notify Bill Butterly as soon as possible to facilitate the distribution and review of your monthly account statements and trade confirmations.

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Managing Directors and employees are required to report promptly to Donald Klein and Bill Butterly any change in status or location of any account in which they have a beneficial interest as defined above. With respect to a trust account of which a Managing Director or employee or member of his immediate family is a beneficiary, the Firm policy requires that the Firm receive duplicate confirmations and monthly account statements for each such account. Similarly, Managing Directors and employees are required to report private securities and commodities transactions effected by or for (i) themselves, (ii) spouses and unemancipated family members, (iii) accounts over which the employee has control as described above, or (iv) accounts of which the employee or a member of his family is a beneficiary, or (v) accounts of family members including accounts of in-laws where introduced or carried by an employee or Managing Director's member organization. Deviations from the foregoing policies will be permitted only with the prior written approval of an appropriate individual with compliance responsibilities.

To pre-clear a transaction being made in an outside account, Lazard personnel must follow the "Transaction Approval Procedures" relating to Internal Accounts.


NOTE:
Once a Managing Director or employee receives approval, the Lazard personnel must transmit appropriate trade instructions to their outside broker within two days, or the approval will become null and void.

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